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                                                                Exhibit 99(c)(7)

                           [Confidentiality Agreement]




                                  June 12, 1998


AMR Corporation
4333 Amon Carter Boulevard
Ft. Worth, Texas 76155

Attention: Senior Vice President and General Counsel

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction with Reno Air, Inc. (the "Company"), you have requested information regarding the Company.

1. As a condition to your being furnished with such information, you agree (and agree to cause your affiliates and associates) to treat any information concerning the Company which is furnished to you by or on behalf of the Company, from and after June 11, 1998 and regardless of the manner in which it is or was furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, "Representatives") to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with provisions of this agreement. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, or (iii) was within your possession prior to having been furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal, or fiduciary obligation.

2. You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible negotiated transaction between the Company and you, and that such information will be kept confidential by you and your Representatives;


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     provided, however, that (a) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof), and
     (b) any disclosure of such information may be made to which the Company consents in writing. In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

3. In addition, both you and the Company agree that, without the prior written consent of the other, each will not, and will direct its Representatives not to, disclose to any person (i) that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof. Both you and the Company agree however, that, if in the reasonable opinion of counsel for either party, disclosure of the type described in sub-clauses
     (i), (ii), or (iii) of the immediately preceding sentence is required by applicable law, prior to making any such disclosure, the party required to so disclose will notify the other party in writing as soon as reasonably practicable. Such notice will set forth with the proposed text of the disclosure, the date and time when it is expected that the disclosure will be made, and the legal requirement and rationale for the disclosure.

4. In the event that you are requested or required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar processes) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt notice of any such request or requirement (written or practical) so that the Company may seek an appropriate protective order or waive your compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of your counsel, compelled to disclose Evaluation Material, you may disclose that portion of the Evaluation Material, which your counsel advises that you are compelled to disclose and you will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material which is being disclosed. In any event, you will not oppose any action by the


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     Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

 5. It is understood that Steven A. Rossum- the Company's General Counsel - or his designee will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this transaction, (ii) requests for additional information, and (iii) discussions or questions regarding the Company's business or operations, will be confidentially submitted or directed to Mr. Rossum or to such other person or entity as he may designate in writing for such purpose during the period in which there are discussions conducted pursuant hereto.

 6. You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company. You agree that neither the Company nor any of its representatives shall have any liability to you or any of your Representatives with respect thereto. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

 7. Each of us hereby acknowledges that it is aware and that it will advise its Representatives that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8. All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. In the event that the parties do not proceed with the transaction that is the subject of this letter within a reasonable time or within five days after being so requested by the Company, you shall return or destroy all documents constituting Evaluation Material furnished to you by the Company. Except to the extent a party is advised in writing by counsel that any such destruction is prohibited by law, you will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be verified by you in writing and signed by one of your officers. Any Evaluation Material that is not


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     returned or destroyed, including without limitation, any oral Evaluation
     Material shall remain subject to the confidentiality obligations set forth in this agreement.

 9. You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company and you reserve the right, in its sole discretion, to reject any and all proposals made by the other or any of its Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations at any time.

 10. It is understood and agreed that damages would not be a sufficient remedy for any breach of this agreement and that the Company and you shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach by the other. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity.

 11. In the event of litigation relating to this agreement, the unsuccessful party determined by a court of competent jurisdiction in a final, non-appealable order shall be liable and pay to the prevailing party the reasonable legal fees such prevailing party has incurred in connection with such litigation, including any appeal therefrom.

 12. This agreement is for the benefit of each of the parties and its successors and shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. All obligations under this agreement shall expire one year from the date hereof, except as otherwise explicitly stated above. In case, any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the agreement shall not in any way be affected or impaired thereby.

 13. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Faxed executed counterparts will be enforceable. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to a copy of this letter to the Company's General Counsel.


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Very truly yours,

Reno Air, Inc.

By:/s/ Steven A. Rossum

Its: Senior Vice President, General Counsel, and Corporate Secretary


Confirmed and Agreed:

AMR Corporation

By:/s/ Charles D. MarLett

Its: Corporate Secretary